SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.          )

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Andrew Corporation
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Andrew Corporation
December 20, 2002

ANDREW®

Notice of 2003 Annual Meeting of Stockholders and Proxy Statement

Meeting Date: Tuesday, February 11, 2003

Annual Meeting

Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois U.S.A. 60462

    December 20, 2002

    Dear Fellow Stockholder:

            You are cordially invited to attend the Annual Meeting of Stockholders of Andrew Corporation at Drury Lane, 100 Drury Lane, Oakbrook Terrace, Illinois on Tuesday, February 11, 2003 at 10:00 a.m. You will find a map to Drury Lane on the back cover of this booklet.

            This Notice of Annual Meeting and Proxy Statement describes the business to be transacted at the meeting and provides other information concerning Andrew that you should be aware of when you vote your shares.

            The principal business of the Annual Meeting will be to elect directors, to amend the Andrew Corporation Management Incentive Program, to amend the Andrew Corporation Stock Option Plan for Non-Employee Directors, and to ratify the appointment of our independent auditors. As in prior years, we plan to review the status of the company's business at the meeting and answer any questions you may have.

            It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. Instead, you may choose to vote by telephone or over the Internet. If you choose one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

            On behalf of the Board of Directors and management, I would like to express our appreciation for your continued interest in the affairs of Andrew.

                            Sincerely,

                            Floyd L. English
                            Chairman and
                            Chief Executive Officer

  Notice of Annual Meeting of Stockholders

Tuesday, February 11, 2003
10:00 a.m.
Drury Lane
100 Drury Lane
Oakbrook Terrace, Illinois

  The purpose of our Annual Meeting is to:

  1.
  Elect ten Directors for the ensuing year;

  2.
  Vote upon a proposal to increase the number of shares of common stock available for issuance under the Andrew Corporation Management Incentive Program from 4,000,000 to 8,000,000;

  3.
  Vote upon a proposal to increase the number of shares of common stock available for issuance under the Andrew Corporation Stock Option Plan for Non-Employee Directors from 400,000 to 800,000; and

  4.
  Ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2003.

  You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on December 13, 2002. Our Annual Report for the fiscal year ended September 30, 2002 is enclosed. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

  By Order of the Board of Directors,
   James F. Petelle
  Vice President and Secretary

  December 20, 2002

                Table of Contents

Questions and Answers	1
Election of Directors	3
Ownership of Andrew Common Stock	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
Meetings and Committees of the Board of Directors	8
Director Compensation	9
Executive Compensation	10
Equity Compensation Plan Information	14
Report of the Compensation Committee of the Board of Directors	14
Amendment of the Andrew Corporation Management Incentive Program	16
Amendment of the Andrew Corporation Stock Option Plan for Non-Employee Directors	21
Report of the Audit Committee of the Board of Directors	24
Company Performance	25
Appointment of Independent Auditors	26
Audit Committee Charter	Exhibit A

                Annual Report on Form 10-K

                You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2002, including schedules, that we filed with the Securities and Exchange Commission. Please contact Lynn Nickless, Investor Relations, Andrew Corporation, 10500 West 153rd Street, Orland Park, Illinois 60462, or lynn.nickless@andrew.com by e-mail.

What am I voting on?

The Andrew Board of Directors is soliciting your vote for:

•
the election of ten Directors;

•
the proposal to amend the Andrew Corporation Management Incentive Program to increase the number of authorized shares of common stock available for issuance to 8,000,000;

•
the proposal to amend the Andrew Corporation Stock Option Plan for Non-Employee Directors to increase the number of authorized shares of common stock available for issuance to 800,000; and

•
the ratification of Ernst & Young LLP as our independent auditors.

Who is entitled to vote?

Stockholders at the close of business on December 13, 2002 (the record date) are entitled to vote. On that date, there were 98,319,305 shares of Andrew common stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Each share of Andrew common stock that you own entitles you to one vote.

How do I vote?

All stockholders may vote by mail. All stockholders who hold their shares in their own name and most stockholders who hold shares through a bank or broker also may vote by telephone or over the Internet. If one of these options is available to you, we strongly encourage you to use it because it is faster and less costly. To vote by mail, please sign, date and mail your proxy in the postage paid envelope provided.

If you attend the Annual Meeting in person, you may request a ballot when you arrive. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on December 13, 2002, the record date for voting.

What if I return my proxy but do not mark it to show how I am voting?

If you sign, date and return your proxy card, but do not indicate how you want to vote, you give authority to Floyd L. English and James F. Petelle to cast your vote on the items discussed in these proxy materials. In such a case, your proxy will be voted FOR each of the director nominees, the amendment of our Management Incentive Program, the amendment of our Stock Option Plan for Non-Employee Directors and the ratification of our public auditors.

What if other items come up at the Annual Meeting and I am not there to vote?

When you return a signed and dated proxy card or provide your voting instructions by telephone or Internet, you give Dr. English and Mr. Petelle the discretionary authority to vote on your behalf on any other matter that is properly brought at the Annual Meeting.

Can I change my vote?

You can change your vote by revoking your proxy at any time before it is exercised in one of four ways:

•
notify the Andrew Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

•
submit another proxy with a later date;

•
vote by telephone or Internet after you have given your proxy; or

•
vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards to guarantee that all of your shares are voted. If you wish to combine your shareholder accounts in the future, you should contact our transfer agent, Computershare Investor Services LLC, at (800) 357-1910. Combining accounts reduces excess printing and mailing costs, resulting in savings for the company and for you as a stockholder.

What constitutes a quorum?

The presence of the holders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum. Presence may be in person or by proxy. Therefore, you will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Meeting.

Abstentions are counted as "shares present" at the Meeting for purposes of determining whether a quorum exists. In the election of directors, abstentions will have no effect on the outcome of the vote. In the votes on the amendment of our Management Incentive Program, the amendment of our Stock Option Plan for Non-Employee Directors and the ratification of our independent auditors, abstentions will have the effect of votes "against" the proposals. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from you as to how to vote on those proposals (so-called "broker non-votes") are considered "shares present" for purposes of determining whether a quorum exists. However, broker non-votes are not considered to be shares voted and will not affect the outcome of any vote.

What vote is required to approve each proposal?

Election of Directors: The ten nominees who receive the most votes will be elected. If you do not want to vote your shares for a particular nominee, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting.

Amendment of Management Incentive Program: An affirmative vote by a majority of shares present in person or represented by proxy at the Meeting is required to amend the Program to increase the number of shares of common stock available for issuance thereunder from 4,000,000 to 8,000,000.

Amendment of Stock Option Plan for Non-Employee Directors: An affirmative vote by a majority of shares present in person or by proxy at the Meeting is required to amend the Plan to increase the number of shares of common stock available for issuance thereunder from 400,000 to 800,000.

Ratification of Independent Auditors: Although we are not required to submit the appointment of our auditors to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of Ernst & Young as our independent auditors requires the affirmative vote of a majority of the shares present or represented by proxy at the Meeting.

Who pays to prepare, mail, and solicit the proxies?

Andrew will pay all of the costs of preparing, mailing, and soliciting these proxies. We will ask banks, brokers, and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of Andrew common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses.

In addition to mailing proxy materials, our directors, officers, and employees may solicit proxies in person, by telephone, or otherwise. We also have employed Morrow & Company, Inc. to solicit proxies on our behalf and will pay them approximately $6,500 for their services.

How do I submit a stockholder proposal for next year's Annual Meeting?

You must submit a proposal to be included in our proxy statement for the next annual meeting (February 2004) in writing no later than August 22, 2003. Your proposal must comply with the proxy rules of the Securities and Exchange Commission (SEC).

If you do not want your proposal to be included in the proxy statement but want to raise it at the next annual meeting, then we must receive your proposal no later than November 13, 2003. If you submit a proposal after the November 13 deadline but we choose to consider it at the meeting, then the SEC rules permit the individuals named in the proxies for the meeting to exercise discretionary voting power on that proposal. Under our by-laws, your proposal must contain: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the number of shares of Andrew common stock that you beneficially own; and (4) a brief description of any interest you may have in the business you want to bring before the meeting. You should send your proposal to the Corporate Secretary at our address on the cover of this proxy statement.

How do I nominate a director for consideration at next year's Annual Meeting?

Your nominations for directors of Andrew must meet all of the requirements for stockholder proposals discussed above. Our by-laws also require that for each individual you propose to nominate you give: (1) his or her name, age and home and business addresses; (2) his or her principal occupation or employment; (3) the number of shares of Andrew common stock that he or she beneficially owns; (4) any other information required by the proxy rules of the SEC; and (5) a description of all arrangements or understandings under which you are making the nomination. In addition, you must represent that you plan to appear in person or by proxy at the annual meeting to make the nomination.

        Election of Directors

               Stockholders will elect ten directors at the Annual Meeting. Each director will serve until the next annual meeting, until a qualified successor director has been elected, or until he or she resigns or is removed by the Board.

               We will vote your shares as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of all the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve. The nominees have provided the following information about themselves.

        Nominees

John G. Bollinger, Ph.D.
Age: 67
 Director Since: 1984
 Business Experience: Dr. Bollinger is the Bascom Professor of Industrial Engineering, Emeritus and Emeritus Dean of the College of Engineering at the University of Wisconsin at Madison. Prior to attaining Emeritus status in 1999, Dr. Bollinger had been Dean of the College of Engineering since 1981.
Other Directorships: Kohler Corporation, Berber Information Networks Corp., Cummins Allison Corp., and Bemis Company, Inc.

Thomas A. Donahoe
Age: 67
 Director Since: 1998
 Business Experience: Mr. Donahoe retired in 1996 as Vice Chairman and Midwest Managing Partner of Price Waterhouse LLP, an international accounting, auditing, and consulting firm. He joined Price Waterhouse in 1958 and became a partner of the firm in 1970.
Other Directorships: BWAY Corporation, Nicor, Inc., Chairman of the Board of Chicago Botanic Garden, Trustee of the Rush-Presbyterian-St. Lukes Medical Center, Kohl's Children's Museum and Executive Service Corps of Chicago.

Floyd L. English, Ph.D.
Age: 68
 Director Since: 1982
 Business Experience: Dr. English was reelected President and Chief Executive Officer of Andrew in July 2001. He has been Chairman of Andrew since 1994. Dr. English previously was President and Chief Executive Officer from 1983 through 2000. Dr. English joined Andrew in 1980 as Vice President, Corporate Development, became Vice President, U.S. Operations in February 1981, and President in 1982.
Other Directorships: Executives Club of Chicago and the Illinois Math and Science Academy.

Ralph E. Faison
Age: 44
 Director Since: June 2002
 Business Experience: Mr. Faison, currently President and Chief Operating Officer, joined Andrew Corporation in June 2002. He was formerly President and Chief Executive Officer of Celiant Corporation which was acquired by Andrew on June 4, 2002. Prior to joining Celiant, he was Vice President of New Ventures Group at Lucent Technologies from 1997 to 2001.
Other Directorships: Watchmark Corporation and Board of Advisors for New Venture Partners LLC. New Venture Partners LLC is the general partner of New Venture Partners II LP, the owner of 8.5% of Andrew Corporation's outstanding stock as of December 13, 2002. The stock was acquired by New Venture Partners II LP as a result of its ownership interest in Celiant Corporation.

Jere D. Fluno
Age: 61
 Director Since: 1996
 Business Experience: Mr. Fluno retired in 2000 as Vice Chairman of W.W. Grainger, Inc., the leading North American provider of maintenance, repair, and operating supplies and related information to businesses and institutions. Mr. Fluno was employed by Grainger for 32 years in numerous positions.
Other Directorships: The Juvenile Diabetes Research Foundation, The Museum of Science and Industry, the University of Wisconsin Foundation, the University of Wisconsin School of Business Dean's Advisory Board, and other not-for-profit boards.

William O. Hunt*
Age: 68
 Director Since: 1999
 Business Experience: Mr. Hunt has been Chairman of the Board of Internet America, Inc., an internet service provider, since 1995. Mr. Hunt was Chairman of the Board of Intellicall, Inc., a public access telecommunications firm, from 1992 to 2001 and President and Chief Executive Officer from 1992 until 1998. He was Chairman of the Board, President and Chief Executive Officer of Alliance Telecommunications Corporation, a wireless telecommunications firm, from 1986 to 1992. Mr. Hunt also served as Chairman of the Board of Hogan Systems,  Inc., a leading supplier of application software for the worldwide financial and banking industry, from 1990 to 1993 and as Vice Chairman from 1993 to 1996.
Other Directorships: Internet America, Inc., Mobility Electronics, Inc., and Chairman of the $150 Million Capital Campaign for the University of North Texas.

Charles R. Nicholas
Age: 56
 Director Since: 2000
Business Experience: Mr. Nicholas was reelected Chief Financial Officer of Andrew Corporation in July 2001. He has been Vice Chairman of Andrew since September 2000. Mr. Nicholas previously was Executive Vice President, Finance and Administration since 1995, and Chief Financial Officer since 1986. Mr. Nicholas joined Andrew as Treasurer in 1980 and became Vice President, Finance in 1982.

Gerald A. Poch
Age: 55
 Director Since: June 2002
 Business Experience: Mr. Poch has been a Managing Director and Co-Head of the Pequot Capital Management, Inc. venture and private equity funds since 1998. Pequot Capital Management funds owned 7.0% of Andrew Corporation's outstanding stock on December 13, 2002. Pequot acquired the stock as a result of its ownership interest in Celiant Corporation. He was previously the Chairman, President and CEO of GE Capital Information Technology Solutions, a technology solutions provider, from 1996 to 1998. Prior to that, Mr. Poch was founder, Co-Chairman and Co-President of AmeriData Technologies, Inc., a value added reseller and systems integrator and consulting firm for computer hardware and software systems.
Other Directorships: Mr. Poch is currently on the Board of Directors of BriteSmile, Inc. and serves as a director of numerous private companies including Ibiquity Digital Corporation, Navic Systems, Inc., NETGEAR, Inc., NewRiver, Inc., RSoft Design Group, Inc., Telelogue, Inc., and WatchMark Corporation.

* In July 2001, the District Court of Dallas County, Texas, entered a judgment against Internet America, Inc., its Chief Executive Officer and William O. Hunt, the Chairman of the Board, in the approximate amount of $3.2 million. The basis for liability was common law and statutory fraud (Section 27.01 of the Texas Business and Commerce Code) with respect to the repurchase by Internet America of stock options held by a former employee of Internet America. The defendants are appealing this judgment.

Glen O. Toney, Ph.D.
Age: 63
 Director Since: 1999
 Business Experience: Dr. Toney retired in 2002 as Group Vice President, Corporate Affairs of Applied Materials, Inc., the leading worldwide supplier of semiconductor wafer fabrication equipment, a position he has held since July 1995. Prior to that date, he was Group Vice President and Vice President, Global Human Resources since 1985. He first joined Applied Materials, Inc. in 1979.
Other Directorships: Authenture Inc., Motorauction.com, and Robert Noyce Foundation. Dr. Toney is also a member of the advisory board of the School of Engineering and Computer Science at California State University at Chico, Northern California Natural History Museum, California State University and Chico Alumni Association.

Dennis L. Whipple
Age: 58
 Director Since: 2001
 Business Experience: Mr. Whipple retired in 2000 as Chairman and Chief Executive Officer of Evercom Communications, Inc., a leading supplier of telecommunications solutions for the correctional industry. Before joining Evercom in 1998, Mr. Whipple was President of ALLTEL Communications, Inc., an information technology company that supplies wireline and wireless communications and information services. From 1991 to 1995, he was Chief Executive Officer of Contel Cellular, Inc. Prior to that, Mr. Whipple spent 19 years at GTE Corporation where he held a number of senior marketing and business development positions.
Other Directorships: Mankato State University – Foundation Board of Directors.

Ownership of Andrew Common Stock

Directors and Executive Officers

      This table indicates how much Andrew common stock the nominees for director, the named executive officers and all executive officers and directors as a group beneficially owned as of September 30, 2002. The named executive officers include our chief executive officer and the four other most highly compensated executive officers based on compensation earned during the last fiscal year.

      Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

Non-Employee Directors	Shares of Common Stock Owned	Options Exercisable Within 60 Days	Common Stock Equivalents in Director Fee Deferral Plan	Shares of Common Stock In Profit-Sharing Trust	Total	%
John G. Bollinger	7,344	117,939	-0-	-0-	125,283	*
Thomas A. Donahoe	9,000	14,400	9,468	-0-	32,868	*
Jere D. Fluno	10,000	67,313	13,187	-0-	90,500	*
William O. Hunt	4,000	7,200	5,033	-0-	16,233	*
Gerald A. Poch[1]	6,926,444[2]	-0-	1,814	-0-	6,928,258	7.0
Glen O. Toney	-0-	14,400	10,859	-0-	25,259	*
Dennis L. Whipple	-0-	-0-	870	-0-	870	*
Named Executive Officers
Floyd L. English	93,744[3]	422,300	-0-	98,386	614,430	*
Charles R. Nicholas	136,863	217,500	-0-	56,824	411,187	*
Thomas E. Charlton	154,966	225,950	-0-	144	381,060	*
John E. DeSana	13,212	131,125	-0-	17,089	161,426	*
John B. Scott	37,253	216,813	-0-	40,647	629,263	*
Directors and Executive Officers as a Group (17 persons)	7,467,223	1,746,128	41,231	229,371	9,483,953	9.6

* Less than 1%.

1 Mr. Poch became a director on June 5, 2002.

2 This amount represents 4,254,303 shares held of record by Pequot Private Equity Fund III, L.P., 599,719 shares held of record by Pequot Offshore Private Equity Partners III, L.P., and 2,072,422 shares held of record by Pequot Endowment Fund, L.P. The Pequot entities are managed by Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held by the Pequot entities. Pequot Capital Management, Inc. is located at 500 Nyala Farm Road, Westport, Connecticut 06880. Mr. Poch is a managing director of Pequot Capital Management, Inc. and may be deemed to beneficially own the 6,926,444 shares held by the Pequot entities. Mr. Poch disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

3 This number includes 64,157 shares directly owned by Dr. English, 16,980 shares owned by a charitable trust for which he shares voting control and 12,607 shares owned by his minor child.

Certain Stockholders

      This table shows, as of December 13, 2002, the stockholders other than a director, that we know to be beneficial owners of more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
FMR Corp. (Fidelity Investments) 82 Devonshire Street Boston, MA 02109	11,714,976[1]	11.9%
New Venture Partners II LP 98 Floral Avenue Murray Hill, NJ 07974	8,368,755[2]	8.5%
Pequot Capital Management, Inc. 500 Nyala Farm Road Westport, CT 06880	6,926,444[2]	7.0%
Ariel Capital Management, Inc. 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	4,921,025[4]	5.0%

1  Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 4,617,389 shares (4.6%) of Andrew common stock. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 5,361,689 shares (5.5%) of Andrew common stock. The address for both of these entities is the same as set forth above for FMR Corp. FMR Corp. and its affiliates have sole voting power with respect to 7,097,587 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to all 11,714,976 of the shares. This information was provided in a Schedule 13G filed with the SEC on February 14, 2002.

2  New Venture Partners II LP has sole voting and investment power with respect to all of the shares. This information was provided in a Schedule 13G filed with the SEC on June 14, 2002.

3  This amount represents 4,254,303 shares held of record by Pequot Private Equity Fund III, L.P., 599,719 shares held of record by Pequot Offshore Private Equity Partners III, L.P. and 2,072,422 shares held of record by Pequot Endowment Fund, L.P. The Pequot entities are managed by Pequot Capital Management, Inc., which holds voting and dispositive power for all shares held by the Pequot entities. Pequot Capital Management, Inc. is located at 500 Nyala Farm Road, Westport, Connecticut 06880. Mr. Poch is a managing director of Pequot Capital Management, Inc. and may be deemed to beneficially own th 6,926,444 shares held by the Pequot entities. Mr. Poch disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

4  Ariel Capital Management, Inc. has sole voting power with respect to 4,496,525 of the shares, shared voting power with respect to none of the shares and sole investment power with respect to all 4,921,025 of the shares. This information was provided in a Schedule 13G filed with the SEC on September 9, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of Andrew common stock with the SEC. We believe that all filing requirements were met during fiscal 2002 except that Mr. Poch filed a late Form 4 reporting the acquisition of phantom stock units and each of Messrs. Donahoe, Fluno, Hunt, Toney and Whipple incorrectly reported the acquisition of phantom stock units on a Form 5 rather than on a Form 4, resulting in the late reporting of these transactions.

Meetings and Committees of the Board of Directors

      The Board of Directors met nine times during the fiscal year. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors has standing audit, compensation, and human resources/corporate governance committees. Each director attended at least 75% of the meetings of the Board and of the committees on which he served. The following table shows the membership of the various committees:

Committee Membership

Name	Audit	Compensation	Human Resources/ Corporate Governance
John G. Bollinger		•*
Thomas A. Donahoe	•		•
Floyd L. English
Ralph E. Faison
Jere D. Fluno	•*
William G. Hunt		•	•
Charles R. Nicholas
Gerald A. Poch	•	•
Glen O. Toney			•*
Dennis L. Whipple	•	•

*Chairman

Audit Committee: The Audit Committee appoints the independent auditors and reviews and approves the scope of the audit, the financial statements, and the independent auditors' fees. Additional information on the committee and its activities is set forth in the "Report of the Audit Committee of the Board of Directors." The Audit Committee met four times during the fiscal year.

Compensation Committee: This committee establishes the compensation programs for officers and reviews our overall compensation and benefit programs. The committee also administers and selects participants for the Management Incentive Program, the Employee Retirement Benefit Restoration Plan, and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Compensation Committee met four times during the fiscal year.

Human Resources/Corporate Governance Committee: This committee reviews management development and succession planning, and identifies and recommends candidates for corporate officer positions. The committee also considers the size, structure and composition of the Board, recommends to the Board directors to serve on each committee,1 and reviews and reassesses the adequacy of the company's corporate governance practices. The Human Resources/Corporate Governance Committee met six times during the fiscal year.

1  Stockholders who wish to submit nominees for director may do so in accordance with the requirements described under the caption "How do I nominate a director for consideration at next year's Annual Meeting?"

Director Compensation

      Directors who are Andrew employees receive no fees for their services as directors. In fiscal 2002, non-employee "outside" directors received an annual retainer of $20,800 and a fee of $1,100 for each Board meeting and each committee meeting they attended. Committee chairmen received an additional fee of $1,100 for each committee meeting they attended. Beginning January 1, 2003, the annual retainer will be $25,000 and the meeting and chairman fees will each be $1,800. During fiscal year 2002, the Chairman of the Human Resources/Corporate Governance Committee and the Chairman of the Audit Committee each received additional payments for non-meeting services performed in their respective capacity as Chairman.

      Outside directors can defer part or all of their director fees under a deferred compensation plan. In lieu of cash payment, a director's account is credited with share units equal to the value of Andrew common stock at the end of the quarter in which the director elected to defer the fees. Upon leaving the Board, a director will receive the deferred amount in cash, based on the then current value of Andrew common stock. A director may elect to receive the cash payment in a lump sum or in five or fewer equal annual installments. Six of the seven individuals who served as outside directors during the last fiscal year deferred some or all of their director fees.

      Outside directors also participate in the Andrew Corporation Stock Option Plan for Non-Employee Directors. Under this plan, each eligible director is automatically granted an option to purchase 12,000 shares of Andrew common stock at the Board of Directors' meeting following the annual stockholders' meeting.

      Under guidelines adopted by the Board, each non-employee Director is expected to own Andrew Common Stock having a value equal to at least three times annual cash compensation. A Director has five years following election to the Board to reach that ownership level. A Director who fails to attain or maintain this level of ownership will not be eligible for subsequent grants of stock options.

Executive Compensation

    This table summarizes the before-tax compensation for Floyd L. English, the Chairman and Chief Executive Officer of Andrew, and the four next highest compensated executive officers of Andrew.

Summary Compensation

Long-Term Compensation
Annual Compensation					Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus[1]	Other Annual Compensation[2]	Restricted Stock Awards	Securities Underlying Options	LTIP Payouts	All Other Compensation[3]
Floyd L. English Chairman and Chief Executive Officer	2002 2001 2000	$570,000 540,000 504,000	$-0- -0- 1,396,428	$21,439 25,177 69,699	-0- -0- -0-	180,000 140,000 111,600	$-0- 269,244 -0-	$25,197 131,659 40,856
Charles R. Nicholas Vice Chairman and Chief Financial Officer	2002 2001 2000	$378,263 336,050 320,040	$190,000 171,386 477,692	$5,389 11,071 3,613	-0- -0- -0-	60,000 50,000 45,000	$-0- 111,703 -0-	$19,860 55,316 32,432
Thomas E. Charlton Vice President, Strategic Planning	2002 2001 2000	$297,240 333,960 318,000	$159,885 156,127 371,392	$4,038 4,134 5,991	-0- -0- -0-	30,000 40,000 35,000	$-0- 111,008 -0-	$16,965 47,976 31,610
John E. DeSana Group President, RF Subsystems	2002 2001 2000	$313,500 300,000 240,000	$135,150 112,200 330,888	$4,817 3,652 3,662	-0- -0- -0-	45,000 55,000 35,000	$-0- 99,720 -0-	$15,773 43,692 23,333
John B. Scott Group President, RF Power Amplifiers	2002 2001 2000	$296,320 286,000 272,280	$165,617 218,790 475,881	$890 838 514	-0- -0- -0-	30,000 40,000 35,000	$-0- 95,066 -0-	$18,321 28,469 46,827
[1]	Annual bonus amounts are earned and accrued during the fiscal year indicated, but paid after the end of each fiscal year.
[2]
Other annual compensation consists of the value of personal use of company cars, an annual Christmas bonus (which is received by all employees) based on years of service, and in the case of Dr. English, includes tax-return preparation and financial planning services.
[3]
All other compensation for fiscal year 2002 represents a contribution of $5,100 by Andrew to the Andrew Profit Sharing Trust on behalf of each named executive officer and accruals for the Employee Retirement Benefit Restoration Plan on behalf of the named individuals.

        Option Grants in Last Fiscal Year

               This table gives information relating to option grants to Dr. English and the four next most highly compensated executive officers in fiscal 2002. The exercise price of the options is based upon the fair market value of Andrew common stock on the date the option is granted. As the SEC requires, the calculation of potential realizable values is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. All options granted during the fiscal year vest at a rate of 25% per year.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	5%	10%
F. L. English	180,000	13.62	$22.19	11/14/11	$2,511,931	$6,365,726
C. R. Nicholas	60,000	4.54	22.19	11/14/11	837,310	2,121,909
T. E. Charlton	30,000	2.27	22.19	11/14/11	418,655	1,060,954
J. E. DeSana	45,000	3.40	22.19	11/14/11	627,983	1,591,432
J. B. Scott	30,000	2.27	22.19	11/14/11	418,655	1,060,954

        Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

               This table provides information regarding the exercise of options during fiscal 2002 by Dr. English and the four next most highly compensated executives. The "value realized" is calculated using the difference between the option exercise price and the price of Andrew common stock on the date of exercise multiplied by the number of shares underlying the option. The "value of unexercised in-the-money options at fiscal year end" is calculated using the difference between the option exercise price and $6.54 (the price of Andrew common stock on that date) multiplied by the number of shares underlying the option. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

			Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
F. L. English	-0-	$ -0-	314,800	368,300	-0-	-0-
C. R. Nicholas	-0-	-0-	178,000	132,000	-0-	-0-
T. E. Charlton	-0-	-0-	196,450	89,500	-0-	-0-
J. E. DeSana	-0-	-0-	95,625	114,250	-0-	-0-
J. B. Scott	-0-	-0-	188,813	98,000	-0-	-0-

Long-Term Performance Cash Awards

      Under our long-term incentive plan, the Compensation Committee annually establishes performance goals for the ensuing three fiscal-year period that, if met, entitle eligible executive officers to cash awards. Under the programs established for the three fiscal years ending September 30, 2003 and the three fiscal years ending September 30, 2004, executive officers are eligible for target payouts ranging from 15% to 60% of their average annual salary for the applicable period if the performance goals are met. Performance goals for the current program include level of sales during the third year and aggregate three-year earnings-per-share. Payments will be made if Andrew achieves either 75% of the earnings per share target or 75% of the revenue target. Maximum payouts are limited to two times the target bonus amounts.

      The following table illustrates a range of estimated payouts that could be made early in fiscal 2004 to the named executives under the program covering the three fiscal years ending September 30, 2003.

			Estimated Future Payouts under Long-Term Incentive Plan
Name	Targeted Award	Performance Period	Threshold	Target	Maximum
F. L. English	60% of Average 2001-2003 Salary	Oct. 1, 2000 Sept. 30, 2003	$130,500	$348,000	$696,000
C. R. Nicholas	40% of Average 2001-2003 Salary	Oct. 1, 2000 Sept. 30, 2003	60,000	160,000	320,000
T. E. Charlton	40% of Average 2001-2003 Salary	Oct. 1, 2000 Sept. 30, 2003	43,725	116,600	233,200
J. E. DeSana	40% of Average 2001-2003 Salary	Oct. 1, 2000 Sept. 30, 2003	49,425	131,800	263,600
J. B. Scott	40% of Average 2001-2003 Salary	Oct. 1, 2000 Sept. 30, 2003	46,687	124,500	249,000

Executive Severance Benefit Plan

      Key executives of Andrew selected by the Compensation Committee receive benefits under the Executive Severance Benefit Plan in the event of termination of employment following a change in control as defined in the Plan.

      Andrew must pay benefits to a Plan participant if, within four years after a change in control, his or her employment is terminated for any reason other than death, disability, retirement, or cause. Andrew must also pay benefits if, within the four-year period, a participant resigns because his or her compensation or duties are significantly reduced, because he or she must relocate or because Andrew breaches the Plan. Andrew is obligated to pay each affected participant an amount equal to the sum of: (1) 36 months of salary, bonus and Andrew profit sharing and matching contributions, (2) the aggregate spread between the option price and fair market value of Andrew common stock on the severance date for all of the participant's outstanding stock options and (3) up to 36 months of medical, life and similar insurance benefits. These benefits are reduced proportionately if any such termination occurs more than one year, but within four years, after the change in control.

      If a participant voluntarily terminates employment within two years after a change in control for reasons other than those stated above, Andrew must pay the participant one-half of the above-described benefits. The Plan also provides for an adjustment in the benefits Andrew must pay if a benefit is considered an "excess parachute payment" under the Internal Revenue Code.

      If there had been a change in control and termination of employment of the executives named in the Summary Compensation Table, Andrew would have been required to pay them the following amounts on September 30, 2002: Floyd L. English, $3,227,000; Charles R. Nicholas, $1,868,000; Thomas E. Charlton, $1,578,000; John E. DeSana, $1,270,000; and John B. Scott, $1,642,000.

        Employee Retirement Benefit Restoration Plan

               The Andrew Employee Retirement Benefit Restoration Plan provides additional retirement benefits to certain senior executives selected by the Compensation Committee. Because of limitations imposed by the Internal Revenue Service, these executives' benefits from the Andrew Profit Sharing Trust are reduced. In general, executives participating in the Restoration Plan receive benefits that compensate them for the decreased benefits under the Profit Sharing Trust.

               A participant is not eligible to receive benefits under the Restoration Plan until the earlier of turning 65 or his or her termination of employment with Andrew by reason of death, disability, retirement, or change in control. Generally, the participant can elect to receive benefit payments under the Restoration Plan in a lump sum or in installments over 15 years. Upon a change in control, however, the participant will receive benefit payments in a lump sum.

               If there had been a change in control, Andrew would have been required to pay the executives named in the Summary Compensation Table the following amounts as of September 30, 2002: Floyd L. English, $185,700; Charles R. Nicholas, $103,100; Thomas E. Charlton, $249,500; John E. DeSana, $46,100; and John B. Scott, $84,700.

        Other Arrangements

               At its November 14, 2002 meeting, the Board of Directors confirmed the election of Ralph Faison to the additional position of Chief Executive Officer, effective following the Annual Meeting of Stockholders on February 11, 2003. The Board of Directors also confirmed that Floyd English will continue as Chairman until the Annual Meeting of Stockholders in February 2004, at which time he will retire. In connection with this transition, at its meeting on November 13, 2002, the Compensation Committee agreed that Dr. English will be entitled to the following: for the fiscal year ending September 30, 2003, Dr. English will receive a base salary of $580,000, will be eligible to receive an annual bonus as determined by the Committee, and will participate in the long-term performance cash award program covering the three fiscal years ending September 30, 2005 and all other compensatory plans of Andrew. For the period from October 1, 2003 until his retirement after the Annual Meeting of Stockholders in February 2004, Dr. English will receive only his base salary and any payout under the long-term performance cash award program. Thereafter he will be entitled to receive a consulting fee of $300,000 for each of the years ending December 31, 2004, 2005 and 2006.

               In November 1991, Andrew entered into an agreement that obligates Andrew to retain Mr. Scott as an advisor to the company for two years after the termination of his employment for a retainer fee of $100,000, a per diem rate of $500 and the reimbursement of expenses.

Equity Compensation Plan Information Table

      The following table provides information as of September 30, 2002 regarding the number of shares of our common stock that may be issued upon the exercise of options, warrants and rights under Andrew Corporation's equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by security holders[1]	5,690,317	$22.20	1,663,037[2,3]
Equity compensation plans not approved by security holders	None	None	None
Total	5,690,317		1,663,037
[1]	This table includes information regarding our 1988 Management Incentive Program; 2000 Management Incentive Program; 1988 Stock Option Plan for Non-Employee Directors; 1998 Stock Option Plan for Non-Employee Directors; and 1998 Employee Stock Purchase Plan.
[2]
Includes 942,408 shares available under the 2000 Management Incentive Program before giving effect to the amendment thereto that is being submitted for stockholder approval at the Annual Meeting. If stockholders approve the amendment to the program, the number of shares available for future issuance will be increased by 4,000,000 shares.
[3]
Includes 28,000 shares available under the 1998 Stock Option Plan for Non-Employee Directors before giving effect to the amendment thereto that is being submitted for stockholder approval at the Annual Meeting. If stockholders approve the amendment to the plan, the number of shares available for future issuance will be increased by 400,000 shares.

Report of the Compensation Committee of the Board of Directors

      The Compensation Committee establishes Andrew Corporation's general compensation policies as well as specific compensation plans, performance goals and compensation levels for executive officers. The Committee selects participants for and administers the Management Incentive Program, the Employee Retirement Benefit Restoration Plan and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of four non-employee directors who have no interlocking relationships.

Compensation Philosophy

      The Committee's principal objective is to align executive compensation with stockholder value. To achieve that objective, executive compensation has various components. One component is base salary, which is set below the median for similar positions at comparable companies. Other cash components are annual bonus and long-term performance cash awards, which are linked to aggressive performance factors that relate to stockholder value, such as earnings per share and sales. Stock options further align long-term executive performance with stockholder value. The Committee believes that this multi-faceted approach to compensation provides a strong incentive since executives can receive above-average total compensation if the company's performance is exceptional.

Base Salary

      The Committee established Dr. English's salary by comparison to the salaries of chief executive officers of comparable companies. An outside consultant compiled salary data for a group of technology companies that are similar to Andrew. Some of these companies are included in the S&P

Communications Equipment Manufacturers Index used in the Performance Graph. Based on the salary information provided by the consultant, the Committee set Dr. English's base salary for the last three fiscal years below the median for companies comparable to Andrew. Dr. English received a 7.4% increase in base salary for fiscal 2002.

      The Committee also used salary survey data compiled by its consultant to determine the salaries for other executive officers. As with Dr. English, the Committee sets the base salaries below the median salaries for similar positions at comparable companies. The Committee also considers other factors, such as relative company performance, the officer's past performance and his or her potential.

Annual Bonus

      The Committee determines the CEO's annual cash bonus based on the company's growth in earnings per share during the past fiscal year. Each year, the Committee sets a minimum earnings per share target. The bonus is calculated using a formula based on the amount that earnings per share for the year exceeds the target. For fiscal 2002, the company incurred a net loss per share of $.30. Therefore, Dr. English did not receive a cash bonus for fiscal 2002.

      Cash bonuses for other executive officers are based on three factors: (1) earnings per share growth, using the same formula as for the CEO; (2) operating results of the businesses or business functions that report to the executive; and (3) achievement of specified, measurable objectives that relate to the executive's area of responsibility.

Long-Term Performance Cash Award

      The long-term performance cash award programs for senior executives are based on objective measurements at a corporate level, which emphasize the company's long-term results. Each program covers three fiscal years. The Committee establishes minimum, target and maximum performance goals, which recently included earnings per share growth over the three years and the level of sales for the third year of the program.

      The most recent long-term performance cash award program covered fiscal years 2000 through 2002. Under this program, 50% of the target bonus was based on earnings per share growth during the period and 50% was based on revenue growth during the period. In addition, the program required Andrew to maintain a minimum average return on equity and return during the three-year period. For the period covered by this program, minimum targets were not met, and therefore no payouts were made.

Options

      The Committee believes that stock options are an essential element of executive compensation because they focus management's attention on stockholder interests. Through periodic grants of stock options, the Committee intends to encourage executive officers and other key employees to increase stockholder value. Option grants are made at fair market value of Andrew common stock on the grant date. The stock option plan prohibits the re-pricing of options.

      At its meeting on November 13, 2002, the Committee granted Dr. English options on 150,000 shares of Andrew common stock. The Committee also granted options to the other most highly compensated officers as follows: Mr. Nicholas, 60,000 shares; Mr. Charlton, 20,000 shares; Mr. DeSana, 40,000 shares; and Mr. Scott, 30,000 shares.

Stock Ownership Guidelines

      The Chairman and CEO is expected to own Andrew common stock having a value of five times his annual salary. Other senior officers have goals ranging from two to four times annual salary. Each officer has five years following election to his or her position to reach that ownership level. The Committee will consider reducing or eliminating future option grants if an officer fails to attain or maintain the appropriate ownership level.

Deductibility of Executive Compensation

      Internal Revenue Code Section 162(m) limits the deductibility by Andrew of compensation in excess of $1,000,000 paid to the chief executive officer and each of the other four most highly compensated executive officers. Certain "performance based compensation" is not included in compensation counted for purposes of the limit. The policy of the Committee is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation that may not, in a specific case, be fully deductible by Andrew.

Compensation Committee John G. Bollinger, Chairman William O. Hunt Gerald A. Poch Dennis L. Whipple

Amendment of the Andrew Corporation
Management Incentive Program

      The Board of Directors has approved an amendment to the Andrew Corporation Management Incentive Program to increase the number of shares of common stock reserved for issuance under the program by 4,000,000 shares. The Board believes that without stockholder approval there will be insufficient shares reserved for effective future use of the program.

      The purpose of the program is to assist the company in attracting and retaining individuals of outstanding competence, to provide performance incentives for officers, executives and other key employees, and to align the interests of those key employees with those of our stockholders. The Board believes that the program is an important tool in ensuring the highest level of performance from our key employees by providing them with an opportunity to acquire an ownership interest in the company.

      Although the program permits the issuance of a variety of stock incentives, the Board historically has utilized stock options to accomplish the goals of the program. After the grant on November 12, 2002 of options to acquire 1,015,825 shares, there remain only 50,620 shares available for future issuance of stock options. However, immediately prior to that grant, there were options outstanding on November 12, 2002 to acquire 4,924,248 shares of common stock at exercise prices ranging from a low of $12.38 per share (covering 12,500 shares) to a high of $38.17 per share (covering 348,525 shares). That is, every single outstanding option granted to employees under the Management Incentive Program prior to November 12, 2002 was "under water" on that date. Shares subject to options that expire without being exercised normally go back into the pool of shares available for future grants of options. However, all outstanding options (covering 1,868,281 shares) that expire in November of 2004 through 2008 were granted under the predecessor program to the Management Incentive Program and will not be available for the grant of future options. Thus, in the near term we can look only to newly authorized shares to support option grants.

      The Board has considered the company's past award granting practices under the program and foreseeable future hiring needs in determining the proper amount by which to increase the pool of reserved shares and has determined that the proposed increase is appropriate and in the best interests of Andrew and its stockholders. The Board recommends that you approve this amendment to the program. The following summary describes the material features of the program.

The Management Incentive Program Generally

      The program was originally adopted by the Board of Directors in November 1999 and approved by our stockholders in February 2000. Awards under the program may be in the form of stock awards, option awards or performance units (a contingent right to receive a cash award or shares of common stock). Under the program, the Compensation Committee of the Board may grant awards to employees of the company or of a subsidiary of the company employed on a full-time basis, including officers and directors who are employees, and who, in the opinion of the Compensation Committee, are in a position to make significant contributions to the earnings of the company.

Shares Available for the Program

      We currently have 4,000,000 shares of common stock reserved for issuance under the program. After grants made in November 2002, only 50,620 shares remained available for future awards under the program. The number of shares that can be issued and the number of shares subject to outstanding options may be adjusted in the event of a stock split, stock dividend, spin-off, recapitalization or other similar event affecting the number of shares of our outstanding common stock.

      The Board proposes to amend the program to increase the number of shares that can be issued to 8,000,000. We believe that these awards are important to attract and to encourage the continued employment and service of key employees by facilitating their purchase of an equity interest in Andrew. In order to ensure that there are adequate shares available for future grants to support broad-based participation, we believe that we need to increase the number of shares issuable under the program.

Program Administration

      The Compensation Committee administers the program. Subject to the specific provisions of the program, the Compensation Committee determines award eligibility, timing and the type, amount and terms of the awards. The Compensation Committee also interprets the program, establishes rules and regulations under the program and makes all other determinations necessary or advisable for the program's administration.

Stock Awards

      Stock awards may be in the form of restricted stock or a commitment to issue common stock. Upon the issuance of a stock award, the key employee is entitled to receive dividends, to vote and to exercise all other rights of a stockholder as to such common stock, except to the extent otherwise expressly stated in the stock award.

      If the Compensation Committee intends the restricted stock granted to satisfy the performance-based compensation exemption under Code Section 162(m) ("Qualifying Restricted Stock"), the extent to which the Qualifying Restricted Stock will vest will be based on the attainment of performance goals established by the Compensation Committee in writing prior to commencement of the performance period from a list set forth in the program. The level of attainment of the performance goals and the corresponding number of shares of vested Qualifying Restricted Stock will be certified by the Compensation Committee in writing pursuant to Code Section 162(m) and the related regulations.

Stock Options

      Options granted under the program are subject to the following provisions:

  (a)
  The option price per share of common stock will be determined by the Compensation Committee, but it may not be less than the average of the high and low sales prices of the common stock as reported on the Nasdaq National Market on the date the option is granted. The option price may not be changed after the grant date.

  (b)
  The expiration date of each option will be established by the Compensation Committee at the time the option is granted. Incentive stock options may not be granted after November 17, 2009 and must expire not later than ten years from their grant date.

  (c)
  An option will be considered exercised on the date written notice is mailed (postage prepaid) or delivered to the Secretary of the company advising of the exercise of a particular option and transmitting payment of the option price for the shares involved. Payment may be made in cash or by the surrender of common stock that has a market value equal to the exercise price, or by a combination thereof; provided that common stock previously acquired from the company may not be surrendered unless it has been held for at least six months. No common stock will be issued or transferred upon exercise of an option until full payment therefor has been made.

Expiration of Awards

      As discussed above, options granted under the program generally expire on the date determined by the Compensation Committee at the time of the grant, subject to earlier expiration as specified in the award agreement if the holder terminates employment with us prior to that date. Generally, unless determined otherwise by the Compensation Committee and subject to certain change in control provisions, all unvested options and stock awards and all unpaid performance units are forfeited upon termination of employment for reasons other than retirement, disability, or death.

      Subject to the Compensation Committee's ability to declare vested or unvested awards forfeited upon conduct that adversely affects the company, upon termination of employment by reason of retirement, disability, or death, all unvested options and stock awards become fully vested and any performance units become payable to the extent determined by the Compensation Committee.

      Upon termination by reason of retirement or disability, options will be exercisable until not later than the earlier of three years after the termination date or the expiration of their term. Upon termination by reason of death, while employed or after terminating employment by reason of retirement or disability, options will be exercisable by the key employee's beneficiary not later than the earliest of one year after the date of death, three years after the date of termination due to retirement or disability, or the expiration of their term.

      Upon termination for any reason other than retirement, disability or death, any options vested prior to termination may be exercised during the three-month period commencing on the termination date, but not later than the expiration of their term. If a key employee dies during the post-employment period, the key employee's beneficiary may exercise the options (to the extent they were vested and exercisable on the date of employment termination), but not later than the earlier of one year after the date of death or the expiration of their term.

Change of Control

      In the event of a change-in-control, all awards under the program vest and the maximum value of all performance units, prorated for the number of full months of service completed by the employee during the applicable performance period, will immediately be paid in cash to the employee. Options that vest upon a change-in-control may be exercised only during the 90 days immediately thereafter.

Grants Under the Program

      We cannot determine the number of shares of our common stock that may be acquired under stock options that may be awarded under the program to participants. On December 12, 2002, the last trading day prior to the record date, the last reported sale price of our common stock on the Nasdaq National Market was $10.31 per share. As of that date, options to purchase 3,949,380 shares of common stock were outstanding under the program. Non-employee directors do not participate in the program. Options granted since the inception of the program to the individuals listed in the table below are as follows:

Name	Number of Shares
Floyd L. English, Ph.D. Chairman and Chief Executive Officer, Current Director and Director Nominee	581,600
Ralph E. Faison President and Chief Operating Officer, Current Director and Director Nominee	350,000
Charles R. Nicholas Vice Chairman and Chief Financial Officer and Director Nominee	215,000
Thomas E. Charlton Vice President, Strategic Planning	125,000
John E. DeSana Group President, RF Subsystems	165,000
John B. Scott Group President, Power Amplifiers	135,000
All current executive officers	1,936,600
All employees (other than current executive officers)	2,012,780

Transferability

      Generally, an award under the program may not be assigned, transferred or subjected to any encumbrance, pledge or charge of any nature; provided that a key employee may designate a beneficiary to receive an award in the event of his or her death. Under such procedures as the Compensation Committee may establish, awards may be transferred by gift to members of a key employee's immediate family (i.e., children, grandchildren and spouse), to one or more trusts for their benefit or to partnerships in which those family members and the key employee are the only partners, provided that (i) any agreement governing such awards expressly so permits or is amended to so permit, (ii) the key employee does not receive any consideration for such transfer, and (iii) the key employee provides such documentation or information concerning any such transfer or transferee as the Compensation Committee may reasonably request. Any transferred awards will be subject to the same terms and conditions that applied immediately prior to their transfer. In no event do such transfer rights apply to any incentive stock option.

Tax Consequences

      The following is a summary, based on current law, of some significant federal income tax consequences of awards under the program. Participants are advised to consult with their own tax advisor regarding the federal, state and local tax consequences that apply to program participants.

      Participants in the program do not recognize taxable income by reason of the grant or vesting of an option, and we do not receive a tax deduction by reason of either event. At exercise, the federal tax consequences vary depending on whether the award is an incentive stock option or a nonqualified stock option.

Incentive Stock Options

      Upon exercise of an incentive stock option, its holder does not recognize taxable income, and we do not receive a tax deduction. However, the excess of the fair market value of our common stock on the date of exercise over the exercise price is an adjustment that increases alternative minimum taxable income, the base upon which alternative minimum tax is computed.

      If the shares purchased upon the exercise of an incentive stock option are sold at a gain within two years from the date of grant, or within one year after the option is exercised, then the difference, with certain adjustments, between the fair market value of the stock at the date of exercise and the exercise price will be considered ordinary income. Any additional gain will be treated as a capital gain. If the shares are sold at a gain after they have been held at least one year and more than two years after the grant date, any gain will be treated as a long-term capital gain. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

Nonqualified Stock Options

      Upon exercise of a nonqualified stock option, its holder recognizes ordinary income in an amount equal to the difference between the fair market value of our common stock at the time of exercise and the exercise price. Generally, we are entitled to a corresponding tax deduction for compensation income recognized by the holder. Upon the subsequent sale of the shares acquired in the exercise, the holder will recognize a short-term or long-term capital gain or loss, depending on the length of time he or she has held the shares.

Stock Awards

      In general, a recipient of a stock award recognizes ordinary income in the year in which the stock award is issued, in an amount equal to the fair market value of the common stock on the date of issuance, and we recognize a corresponding tax deduction for compensation expense. If the stock award is restricted stock, the recipient generally will not recognize any taxable income upon the issuance of the stock or while the restrictions remain in effect. However, when the restrictions lapse, the recipient of a restricted stock award generally recognizes ordinary income equal to the fair market value of the shares at that time. The recipient of a restricted stock award may, however, elect to recognize ordinary income at the time of issuance of the restricted stock (rather than when the restrictions lapse) by filing a statement with the Internal Revenue Service within 30 days of receiving the restricted stock. In general, we are entitled to a tax deduction for compensation expense in the year in which the recipient recognizes the corresponding income.

Performance Units

      There are no tax consequences associated with the grant of performance units. However, upon receipt of a payment associated with a performance unit, the recipient generally recognizes ordinary income and we ordinarily are entitled to a corresponding tax deduction.

Program Amendment and Termination

      The program may be amended or terminated by the Board at any time, provided that, without the approval of our stockholders, no amendment that increases the maximum number of shares of common stock that may be subject to awards will be effective. No amendment or termination of the program or any portion thereof may, without the consent of the key employee, adversely affect any award previously made or any other rights previously granted to him or her.

The Board of Directors unanimously recommends a vote FOR
the amendment of the Andrew Corporation Management Incentive Program.

Amendment of the Andrew Corporation
Stock Option Plan For Non-Employee Directors

      The Board of Directors has adopted, and recommends to stockholders for approval, an amendment to the Andrew Corporation Stock Option Plan for Non-Employee Directors to increase the number of shares of common stock available for issuance under the plan from the current 400,000 to 800,000. The increase in the total number of shares available under the plan is needed to allow the company to satisfy the grant of future shares to eligible directors. The following summary describes the material features of the plan.

The Stock Option Plan Generally

      The Board believes that the proposed increase in the authorized shares available under the plan will benefit the company by encouraging the highest level of director performance by providing eligible directors the opportunity to acquire a proprietary interest in the company's success and progress through the purchase of shares of its common stock. The Board also believes that the availability of annual option grants pursuant to the plan helps Andrew attract, retain, and motivate its non-employee directors whose skill, experience, and efforts are important to the continued success of the company.

Shares Available for the Plan

      We currently have 400,000 shares of common stock reserved for issuance under the plan. As of November 12, 2002, 28,000 shares remained available for grants under the plan. In the event of any stock dividend, stock split, combination of shares, or other change in respect of the company's common stock, (i) the total number of shares remaining available for grant of options under the plan and the number of shares covered by each outstanding option will be adjusted in proportion to such change and (ii) the option exercise price per share under each outstanding option will be adjusted so that the total consideration payable upon exercise does not change. However, the annual option grant of 12,000 shares will not be adjusted in the event of a stock dividend, stock split, or similar change.

      The Board proposes to amend the plan to increase the number of shares that can be issued to 800,000. We believe that stock options are important to attract and to encourage the continued service of directors by facilitating their purchase of an equity interest in the company. In order to ensure that there are adequate shares available for future grants to support our future needs, we believe that we must increase the number of shares issuable under the plan.

Plan Administration

      Our Chief Financial Officer administers the plan. Subject to the specific provisions of the plan, the Chief Financial Officer determines award eligibility, timing and the type, amount and terms of the awards. The Chief Financial Officer also interprets the plan, establishes rules and regulations under the plan and makes all other determinations necessary or advisable for the plan's administration.

Expiration of Options

      As discussed above, generally options granted under the plan expire in ten years. However, if an optionee ceases to be a director of the company for any reason other than death, he or she may exercise the option within a period of five years following the date of cessation to the extent the option would have been exercisable within such period had the optionee continued to be a director throughout the period. If the optionee dies during the five-year period, each option held by the optionee may be exercised by the legal representative of the optionee's estate, or the person taking the option by will or under the laws of descent or distribution, within the time remaining in the five-year period or within a period of twelve months following the date of death, whichever is longer, but only to the extent the option was exercisable by the optionee at the time of death. If an optionee ceases to be a director by reason of death, each option held by the optionee may be exercised by the legal representative of the optionee's estate, or the person taking the option under the laws of descent and distribution, for a period of up to five years following the date of death (or the expiration of the option's term, if earlier), but only to the extent the option was exercisable by the optionee at the time of death.

Change of Control

      In the event of a change-in-control, all options under the plan vest and may be exercised only during the 90 days immediately thereafter.

Grants Under the Plan

      The plan provides for the annual automatic grant of a stock option to each eligible director to purchase 12,000 shares of our common stock. To be eligible for the grant of an option, the person must be an incumbent member of the Board of Directors on the date of grant who is not and, at any time within the preceding three years, has not been an officer or employee of Andrew or any of its subsidiaries. A new member of the Board will not qualify for an option grant until elected by stockholders. Shares of common stock purchased by the exercise of options may be authorized but unissued shares or shares held in treasury. If an option expires or terminates without having been exercised in full, the shares not purchased will be available for the grant of other options.

      The exercise price of options granted under the plan is 100% of the average of the high and low sales price of a share of common stock as reported on the Nasdaq National Market on the date of grant or on the next preceding business day if the grant date is not a business day. The term of each option is ten years from the date of grant. Options vest and become exercisable in 20% increments following each successive annual stockholder meeting, until the fifth annual stockholder meeting after the option grant, at which time the option becomes fully exercisable.

      We cannot determine the number of shares of our common stock that may be acquired under stock options that may be awarded under the plan to participants. On December 12, 2002, the last trading day prior to the record date, the last reported sale price of our common stock on the Nasdaq National Market was $10.31 per share. As of that date, options to purchase 372,000 shares of common stock were outstanding under the plan. Each of the individuals named in the following table is a current director and nominee for election at the Annual Meeting. Options granted to these directors since the inception of the plan are as follows:

Name	Number of Shares
John G. Bollinger, Ph.D.	60,000
Thomas A. Donahoe	48,000
Jere D. Fluno	60,000
William O. Hunt	36,000
Gerald A. Poch	-0-
Glen O. Toney	48,000
Dennis L. Whipple	12,000
All current directors who are not executive officers	264,000

Transferability

      Generally, no option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or under the laws of descent and distribution, and an option may be exercised, during the lifetime of the optionee, only by the optionee. Under the rules and procedures as the plan administrator may establish, an optionee may transfer his or her option to members of the optionee's immediate family (i.e., children, grandchildren and spouse), to one or more trusts for the benefit of those family members or to partnerships in which those family members are the only partners, provided that (i) the agreement, if any, with respect to the option, expressly so permits or is amended to so permit, (ii) the optionee does not receive any consideration for the transfer, and (iii) the optionee provides such documentation or information concerning the transfer or transferee as the plan administrator may reasonably request. Any option held by any transferees will be subject to the same terms and conditions that applied immediately prior to its transfer. The plan administrator may also amend the agreements applicable to any outstanding options to permit these transfers. Any option not granted pursuant to any agreement expressly permitting its transfer or amended expressly to permit its transfer will not be transferable.

Tax Consequences

      The following is a summary, based on current law, of some significant federal income tax consequences of awards under the plan. Participants are advised to consult with their own tax advisor regarding the federal, state and local tax consequences that apply to plan participants.

      The automatic grant of a stock option will not result in taxable income to a director or a tax deduction for Andrew. Upon exercise of an option, a director generally will realize ordinary income to the extent that the then fair market value of the shares of common stock exceeds the option exercise price. We generally will be entitled to a deduction in the same amount as the ordinary income realized by the director.

Plan Amendment and Termination

      The plan may be amended or terminated by the Board at any time, provided that, without the approval of our stockholders, no amendment that increases the maximum number of shares of common stock that may be subject to awards will be effective. No amendment or termination of the plan or any portion thereof may, without the consent of a director, adversely affect any award previously made or any other rights previously granted to him or her.

The Board of Directors unanimously recommends a vote FOR
the amendment of the Andrew Corporation Stock Option Plan for
Non-Employee Directors.

Report of the Audit Committee of the Board of Directors

      The Audit Committee is composed of four outside directors who are independent, as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A to this proxy statement.

      Management is responsible for the internal controls and financial reporting process of Andrew. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report to the company's stockholders and Board of Directors on the results of this audit. The Committee's responsibility is to monitor and oversee these processes.

      At each of its four meetings during fiscal year 2002, the Committee met and held discussions with management and Ernst & Young, independent auditors for Andrew. These meetings included sessions at which management was not present. The Committee discussed with Ernst & Young the results of its examination of the consolidated financial statements, its evaluation of Andrew's internal controls, and its assessment of the overall quality of the company's financial controls. Management represented to the Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee also discussed with Ernst & Young matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Ernst & Young provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee reviewed with Ernst & Young that firm's independence. The Committee determined that non-audit services provided by Ernst & Young during the 2002 fiscal year are compatible with maintaining their independence.

      Based on the Committee's discussion with management and Ernst & Young, the Committee's review of the representations of management, and the report of Ernst & Young to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the company's Annual Report on Form 10-K for the year ended September 30, 2002. The Committee also has recommended for stockholder approval the retention of Ernst & Young as independent auditors for fiscal year 2003.

Audit Committee Jere D. Fluno, Chairman Thomas A. Donahoe Gerald A. Poch Dennis L. Whipple

Company Performance

      This graph shows a five-year comparison of cumulative total returns for Andrew, the Standard & Poor's (S&P) 500 Composite Index and the S&P Communications Equipment Manufacturers Index. The graph assumes an investment of $100 on September 30, 1997 and the reinvestment of dividends.

	Cumulative Total Return
	9/97	9/98	9/99	9/00	9/01	9/02
Andrew Corporation	$100	51	66	100	69	25
S&P 500	$100	109	139	158	116	95
S&P Communications Equipment	$100	102	221	247	50	22

Appointment of Independent Auditors

      The Audit Committee has appointed Ernst & Young LLP, independent auditors, to serve for the fiscal year ending September 30, 2003. Ernst & Young has been employed to perform this function for Andrew since 1970.

Audit Fees

      Ernst & Young billed Andrew approximately $540,000 in connection with (i) the audit of the annual financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2002 and (ii) the review of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2001, March 31, 2002 and June 30, 2002.

Audit-Related Fees

      Ernst & Young billed Andrew approximately $448,000 for audit related services provided during fiscal year 2002. These fees relate to work performed by them with respect to statutory audits of foreign subsidiaries, audits of the benefit plans, acquisition related due diligence assistance, and other technical accounting assistance.

Financial Information Systems Design and Implementation Fees

      Ernst & Young did not provide any services related to financial information systems design and implementation for the fiscal year ended September 30, 2002.

All Other Fees

      The aggregate fees for all other services rendered by Ernst & Young for fiscal year 2002 were approximately $511,000. These fees include work performed by the independent auditors with respect to tax compliance, expatriate tax services, and other tax consulting, including assistance with our foreign sales corporation. Audit-related and all other fees totaled approximately $959,000, including the $448,000 discussed above under Audit Related Fees.

      The Audit Committee has determined that the non-audit services provided by Ernst & Young during the 2002 fiscal year are compatible with maintaining their independence.

      Although we are not required to do so, we believe that it is appropriate to request that stockholders ratify the appointment of Ernst & Young. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and reconsider the appointment.

      Representatives of Ernst & Young will be at the Annual Meeting, will be given the opportunity to make a statement and will respond to appropriate questions.

The Audit Committee unanimously recommends a vote FOR
ratification of the appointment of Ernst & Young LLP.

Exhibit A

Charter of the Audit Committee of the Board of Directors

I.      PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to: the auditing, accounting, and reporting practices of the company; the adequacy of the company's systems of internal controls; and the quality and integrity of publicly reported financial disclosures. The Audit Committee's primary duties and responsibilities are to:

  •  Serve as an independent and objective party to monitor the company's financial reporting process and internal control system.

  •  Review and appraise the activities of the internal and external auditors.

  •  Provide an open avenue of communication among the external and internal auditors, financial and senior management, and the Board of Directors.

      The Committee is responsible for producing the 'Report of the Audit Committee' required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement, and overseeing the activities of the external auditors. The external auditors are ultimately accountable to the Board of Directors and Audit Committee as representatives of the stockholders. The external auditors report directly to the Committee.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    ORGANIZATION

  The Audit Committee shall be comprised solely of at least three independent directors elected annually in February by the Board. Members of the Audit Committee will be considered independent if they meet the criteria for independence required by NASDAQ and section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Each member of the Committee shall be able to read and understand financial statements. At least one member of the Committee shall be a financial expert as defined by the SEC. Committee members may be replaced at the discretion of the Board.

III.    MEETINGS

  The Committee will meet at least four times annually, or more frequently as circumstances dictate in addition to the conference calls to discuss the financial statements prior to release of earnings where the Chairman may represent the entire Committee. The Committee will meet either jointly or separately with the internal auditors and the external auditors in executive sessions at least four times annually to discuss any matters that the Committee or each of these groups believes should be discussed privately.

IV.    RESPONSIBILITIES AND DUTIES

  In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible in order to react to changing conditions and to ensure the effective oversight of the company's reporting process and internal control system.

Specific responsibilities and duties of the Committee:

Documents/Reports Review

1.
Obtain the full Board of Director's approval of this Charter and evaluate it at least annually or as conditions dictate.

2.
Review the organization's annual financial statements and any reports or other publicly disclosed financial information as the Committee deems necessary.

3.
Review the quarterly financial results with Financial Management and the external auditors prior to the release of earnings. The Chairman of the Committee may represent the entire Committee for purposes of this review.

4.
Review reports and written communications from the external auditor on:

•
All critical accounting policies and practices used.
•
All alternative treatments of financial information within Generally Accepted Accounting Principles (GAAP) that have been discussed with management, ramifications of the use of such treatments, and the treatments preferred by the external auditor.
•
Other material written communication between the external auditor and management such as any management letter or schedule of unadjusted differences.

5.
Review disclosures made to the Committee by the company's CEO and CFO during their certification process for the Form 10-K and 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal controls and any fraud involving management or other employees who have a significant role in the company's internal controls.

External Auditors

6.
Select, approve compensation for, and replace (if appropriate) the external auditors. The Committee may request stockholder ratification of the auditors' appointment annually.

7.
Evaluate the independence and effectiveness of the external auditors. Ensure receipt from the external auditors of a formal written statement delineating all relationships between the auditor and the company. Ensure compliance with partner rotation requirements.

8.
Review and approve in advance the non-audit services to be performed by the external auditors. The advanced approval may cover categories or types of projects. The Committee will continue periodic review of specific projects and actual expenditures to determine if these services could potentially affect independence.

9.
Annually review and approve the external auditors' plan and scope of activities including any areas to which the Committee, management, the internal auditors, or the external auditors believe special attention should be directed.

Internal Auditors

10.
Review and evaluate the internal audit function including the independence and authority of its reporting obligations, its charter, budget and staffing, the proposed audit plans for the coming year, and coordination with the external auditors.

11.
Review summaries of findings from completed internal audits and management's responses.

12.
Review internal audit's assessment of the adequacy of the company's internal controls including computerized information systems controls and security.

Financial Reporting Processes

13.
Review, in consultation with the external auditors, the results of the annual audit giving specific attention to the following:

•
Unusual, improper, or illegal transactions;
•
Material weaknesses in the internal control environment;
•
The external auditors judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting;
•
Changes in accounting, legal, or other regulatory requirements which will or could have a significant impact on the company;
•
All proposed adjustments of the external auditors not recorded by the company;
•
Any significant differences in the interpretation of GAAP between the company and the external auditors as well as any areas where alternative applications of GAAP could have a material effect on the financial statements;
•
Any significant business or financial risks facing the company; and
•
Any significant difficulties encountered during the course of the audit including any restrictions on the scope of work or access to required information.

Ethical and Legal Compliance

14.
Review and assess management's monitoring of the company's compliance with the Code of Conduct. Review the results of the annual Business Ethics and Conflict of Interest Survey with management and the disposition of all instances of noncompliance.

15.
Review with the company's counsel any legal matter that could have a significant impact on the company's financial statements.

16.
Establish a process for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and for the confidential anonymous submission by employees of information regarding questionable accounting or auditing matters.

General

17.
Review policies and procedures with respect to officers' expense accounts including their use of company assets and consider the results of any review of these areas by the internal or external auditors.

18.
Review and approve all related party transactions.

19.
Investigate any matters within the Committee's scope of responsibilities with the power to retain and approve compensation for outside counsel and other advisors for this purpose if in its judgment that is appropriate.

20.
Perform any other activities consistent with this Charter, the Company's by-laws, and governing law as the Committee or the Board deems necessary or appropriate.

Drury Lane

100 Drury Lane

Oakbrook Terrace, Illinois

630-530-8300

ROUTE 38
ROOSEVELT RD
EISENHOWER I-290
ROUTE 56-
BUTTERFIELD RD
DRURY
LANE
TOWER
Landmark
next door to the
31 story tower
SPRING ROAD
N
16TH STREET
HYATT
OAK BROOK
OAK BROOK SHOPPING
CENTER
SPRING ROAD
KINGERY
HIGHWAY
ROUTE 83
CERMAK ROAD 22ND STREET
E-W TOLLWAY I-88

When approaching from the north or south on Route 83:
Exit at Roosevelt/Butterfield Road east (Roosevelt Road is Route 38). Follow the green sign to Drury Lane.

When approaching from the east or west on Roosevelt Road:
Exit Route 83 (Kingery Highway) south to Roosevelt Road (Route 38) east and follow the green sign to Drury Lane.

When approaching from downtown Chicago:
Take the Eisenhower Expressway (I-290) west to the East-West Tollway (I-88), Aurora exit. Immediately after paying the $.40 toll at the Cermak Road/22nd Street tollbooth, exit right and proceed north on Spring Road to Drury Lane.

When approaching from the west on I-88:
Exit at Midwest Road, turn right, proceed north to Butterfield Road (Route 56). Turn right onto Butterfield Road, exit Roosevelt Road (Route 38) east to Drury Lane.

When approaching from I-294 (Tri-State Tollway):
Take I-88 (East-West Tollway) west, to Aurora exit. Immediately after paying the $.40 toll at the Cermak Road/22nd Street tollbooth, exit right and proceed north on Spring Road to Drury Lane.

When coming from O'Hare Airport:
Take I-294 (Tri-State Tollway) south, and follow above instructions.

ANDREW®

Bulletin 10881 (12/02) ©2002 Andrew Corporation, Orland Park, Illinois U.S.A. • Printed in U.S.A.

[ANDREW CORPORATION LOGO]	000000 0000000000 0 0000 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext
MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2
ADD 3
ADD 4	Holder Account Number
ADD 5
ADD 6	C 1234567890 JNT

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A.    To elect ten directors for the ensuing year.

1.    The Board of Directors recommends a vote FOR each of the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01-J.G. Bollinger	☐	☐	05-J.D. Fluno	☐	☐	09-G.O. Toney	☐	☐
02-T.A. Donahoe	☐	☐	06-W.O. Hunt	☐	☐	10-D.L.Whipple	☐	☐
03-F.L. English	☐	☐	07-C.R. Nicholas	☐	☐
04-R.E. Faison	☐	☐	08-G.A. Poch	☐	☐

B.    Issues

The Board of Directors recommends a vote FOR each of the following proposals

	For	Against	Abstain		For	Against	Abstain
2. To increase the number of shares of common stock available for issuance under the Andrew Corporation Management Incentive Program from 4,000,000 to 8,000,000.	☐	☐	☐	4. To ratify the appointment of Ernst & Young as independent public auditors for fiscal year 2003.	☐	☐	☐
3. To increase the number of shares of common stock available for issuance under the Andrew Corporation Stock Option Plan for Non-Employee Directors from 400,000 to 800,000.	☐	☐	☐	5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

C.    Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided below. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature 1-Please keep signature within the box	Signature 2-Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - Andrew Corporation

Proxy Solicited on Behalf of the Board of Directors

February 11, 2003

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane, Oakbrook Terrace, Illinois at 10:00 A.M., Tuesday, February 11, 2003 and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

You are urged to cast your vote by marking the appropriate boxes. PLEASE NOTE THAT, UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

(Please sign and date this card on the reverse side.)

Dear Stockholder:

Below are instructions on how to vote your shares for the election of directors and all other proposals by telephone or over the Internet. Please consider voting by telephone or over the Internet. Your vote is recorded as if you mailed in your proxy card. We believe voting this way is convenient.

Thank you for your attention to these matters.

Andrew Corporation

Internet and Telephone Voting Instructions

Now you can vote by telephone OR Internet! Quick! Easy! Immediate! Available 24 Hours a day! 7 days a week!
ANDREW CORPORATION encourages you to take advantage of the new and convenient ways to vote your shares. If voting by proxy, this year you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone or Internet, read the accompanying proxy statement and then follow these easy steps:

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-222-5703 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY
•	Enter the Holder Account Number (excluding the letter "C") and Proxy Access Number located below.	•	Enter the information requested on your computer screen and follow the simple instructions.
•	Follow the simple recorded instructions.
Option 1: To vote as the Board of Directors recommends on ALL proposals: Press 1.
Option 1: When asked, please confirm your vote by pressing 1.
Option 2: If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.
HOLDER ACCOUNT NUMBER C0123456789			PROXY ACCESS NUMBER 12345

If you vote by telephone or the Internet, DO NOT mail back the proxy card.
Proxies submitted by telephone or the Internet must be received by 12:00 midnight, Central Time, on February 10, 2003.
THANK YOU FOR VOTING.